EXHIBIT 99.1


                  MILACRON
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        MANUFACTURING TECHNOLOGIES                       NEWS RELEASE


Contact: Al Beaupre  (513) 487-5918





                      BANKS EXTEND MILACRON'S RECEIVABLES
                              LIQUIDITY FACILITY


CINCINNATI, OHIO, December 24, 2003...Milacron Inc. (NYSE: MZ), a leading supplier of plastics processing equipment and supplies and industrial fluids, today announced that the banks participating in the company's sale of receivables program have agreed to extend the liquidity facility related to that program to February 27, 2004. The liquidity facility was due to expire at year-end 2003. In addition, the receivables purchase agreement has been amended to mature on February 27, 2004.

"Our banks continue to support us and provide us with the flexibility we need while we focus our efforts on putting in place more permanent financing," said Milacron chairman, president and chief executive officer Ronald D. Brown.

Under the receivables program, Milacron can sell up to $40 million of receivables, of which approximately $35 million is currently utilized. PNC is the agent bank for the receivables program.

The receivables purchase agreement, with amendments that contain all the provisions, will be filed with the Securities and Exchange Commission.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

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First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).


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 MILACRON INC. - 2090 FLORENCE AVE. - CINCINNATI, OHIO 45206 - 513.487-5000 -
                               WWW.MILACRON.COM